Exhibit 99.1

Michael McConnell
Chief Financial Officer and Treasurer
503-469-4652
mmcconnell@digimarc.com

Leslie Constans
Digimarc Public Relations
503-469-4620
lconstans@digimarc.com

FOR IMMEDIATE RELEASE

DIGIMARC CORPORATION APPROVES STOCKHOLDER RIGHTS AGREEMENT

Beaverton, OR – November 16, 2004 – Digimarc Corporation (NASDAQ: DMRCE) today announced that its Board of Directors has approved a Rights Agreement under which its stockholders will receive a dividend in the form of a preferred stock purchase right.  The Rights Agreement embodies a well-established, effective means to deter unsolicited takeover bids that might attempt to circumvent the Board’s role in protecting stockholder value.

“The Board of Directors has determined that the adoption of the Rights Agreement is a sound and reasonable method for safeguarding stockholders’ interests as we regain our footing from the depressed valuation of our company that has resulted from the restatement activities,” said Bruce Davis, Chairman and CEO.  “The Rights Agreement is not intended to prevent an acquisition of the Company on terms that are favorable, fair and in the best interests of all Digimarc stockholders, but rather to encourage any person seeking to acquire Digimarc to negotiate with the Board of Directors and to give the Board of Directors sufficient time to study and respond to any unsolicited attempts to acquire Digimarc.”

“The Rights Agreement is also designed to assure that Digimarc’s stockholders receive equal treatment in the event of any proposed takeover of Digimarc, and to guard against partial tender offers, squeeze-outs and other abusive tactics to gain control of Digimarc that could impair the ability of the Board of Directors to effectively represent stockholders’ interests,” added Davis.  Over 2,500 other companies have issued rights to protect stockholders against these tactics.

The rights will be distributed at the rate of one right for each share of common stock owned by stockholders of record as of November 29, 2004.  Each right will allow the holder to purchase one one-hundredth of a share (a unit) of Series A preferred stock at an initial purchase price of $100, under circumstances described in the Rights Agreement.  The purchase price, the number of units of preferred stock and the type of securities issuable upon exercise of the rights are subject to adjustment.  The rights will expire at the close of business November 16, 2014 unless earlier redeemed or exchanged.  Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including the right to vote or to receive dividends.

The rights are not immediately exercisable.  Subject to the terms and conditions of the Rights Agreement, they will become exercisable ten business days after a person or group acquires, or commences a tender or exchange offer which would lead to the acquisition of, beneficial ownership of 15 percent or more of the outstanding common stock of the Company, subject to prior redemption or exchange and subject to exceptions specified in the Rights Agreement, including an exception for certain existing large stockholders that have historically held ownership positions in excess of 15 percent.  Subject to these exceptions, once a person or group acquires beneficial ownership of 15 percent or more of the outstanding common stock of the Company, each right not owned by that person or group or certain related parties will entitle its holder to purchase, at the right’s then-current purchase price, units of Series A preferred stock or, at the option of Digimarc, shares of common stock or cash, property or other securities of Digimarc having a market value equal to twice the then-current purchase price, subject to terms and conditions of the Rights Agreement.  Further details of the Rights Agreement are contained in a letter that will be mailed to all stockholders as of November 29, 2004.

About Digimarc

Digimarc Corporation (NASDAQ: DMRCE), based in Beaverton, Oregon, is a leading supplier of secure media solutions used in a wide range of security, identification and digital media content applications. Digimarc provides products and services that enable the production of more than 60 million personal identification documents and driver licenses per year in 32 U.S. states and the District of Columbia and more than 20 countries. Digimarc’s digital watermarking technology provides a persistent digital identity for various media content and is used to enhance the security of financial documents, identity documents and digital images, and support other media rights management applications.

Digimarc has an extensive intellectual property portfolio, with 180 issued U.S. patents with more than 3,000 claims, and more than 350 pending patent applications in digital watermarking, personal identification and related technologies.

The Company is headquartered in Beaverton, Oregon, with other U.S. offices in Burlington, Massachusetts; Fort Wayne, Indiana; San Francisco, California; and the Washington D.C. area; and European offices in London. Please go to www.digimarc.com for more Company information.

Securities Safe Harbor Under the Private Securities Litigation Reform Act of 1995
This release contains certain “forward-looking statements” that are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, without limitation, statements relating to the anticipated nature and effect of the Company’s Rights Agreement and the rights issuable thereunder and other statements of management’s opinion or expectations. These statements are subject to certain assumptions, risks, uncertainties and changes in circumstances.  Actual effects may vary materially due to, among other things, the actual impact of the Rights Agreement and the rights issuable thereunder and the reaction to them from the Company’s stockholders, as well as changes in economic, business, competitive, technological and/or regulatory factors and trends.  Digimarc is not obligated to (and expressly disclaims any obligation to) revise/update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.  More detailed information about risk factors that may affect the Company is set forth in filings by the Company with the Securities and Exchange Commission, including the Company’s Form 10-Q for the fiscal quarter ended June 30, 2004, in Part I, Item 2 thereof

(“Management’s Discussion and Analysis of Financial Condition and Results of Operations”) under the captions “Overview”, “Critical Accounting Policies and Estimates”, “Liquidity and Capital Resources”, “Risks Related to Our Business” and “Risks Related to Our Market” and in Part I, Item 4 thereof (“Controls and Procedures”).